Exhibit 99.1

THE LGL GROUP ANNOUNCES ADJUSTMENT OF LGL WARRANTS

ORLANDO, FL October 19, 2022 – The LGL Group, Inc. (NYSE American: LGL) today announced the adjustment to the terms for its warrants, as a result of its M-tron Industries, Inc. spin-off. The adjustments are as follows:

•	LGL warrants exercise price is adjusted to $4.75 from $12.50 original before the MTron spin
•	LGL warrants trigger price for potential acceleration of the exercise date is adjusted to $6.65 versus $17.50 before the spin-off

The LGL warrants are listed and traded under the NYSE American as LGL.WS and have the CUSIP number of “50186A 132”

Adjustment to LGL’s Outstanding Warrants:

The LGL warrants original exercise price of $12.50 is adjusted to $4.75, and the original warrant trigger price for potential acceleration of the exercise date of $17.50 is adjusted to $6.65. The adjustment for the previously announced Mtron spin-off is outlined below in “Warrant Adjustments”.

Warrant Details

LGL Group has approximately 5.25 million “European Style” warrants outstanding, exercisable at a 5 for 1 ratio into LGL shares only at the earlier of (i) the expiration of the warrant term, which is November 16, 2025, or (ii) subject to a date acceleration if triggered only after the average volume weighted average price (“VWAP”) of LGL common stock for 30 consecutive trading days is greater than or equal to the acceleration trigger price.

The warrants are publicly listed on the NYSE American under the symbol LGL.WS.

LGL’s warrant agreement is found here:

www.sec.gov/Archives/edgar/data/61004/000092189520002879/ex41to8a12b03725036_11102020.htm

Warrant Adjustments: Exercise Price Adjustment and Target Trigger Price for Potential Acceleration of Exercise Date

The previously announced distribution of Mtron shares is a qualifying dilutive event that requires an adjustment under Section 10 (c) of the warrant agreement, with the exercise price of the warrants and the trigger price for the potential acceleration of the exercise date for its warrants to be adjusted using the calculation provided within the warrant agreement, as follows:

EP1 = EP0 x MP0 / (FMV0 + MP0)

Where,

EP1 = the Exercise Price in effect immediately after the record date

EP0 = the Exercise Price in effect at the Close of Business on the record date ($12.50)

MP0 = the average VWAP per share of LGL from October 4th through October 17th

FMV0 = the average VWAP per share of MPTI from October 4th through October 17th (FMV0 must be adjusted to include the effect of the distribution ratio of one-half share of MPTI for one share of LGL)

The VWAP was derived from the when-issued trading for the period from October 4, 2022 through October 6, 2022 and from the regular way trading from October 7, 2022 through October 17, 2022.

The adjustment of the Exercise Price will be made immediately after the open of business on the day after the last day of the valuation period, which is October 18, 2022, but will be given effect as of the open of business on the Business Day immediately following the record date for any spin-off, which was October 3, 2022.

In accordance with the foregoing formula using the available market data from October 4 through October 17, the exercise price, originally set at $12.50, is adjusted to be $4.75, calculated as follows:

$4.75 = $12.50 x $4.9777 / (($16.2324 / 2) + $4.9777)

In accordance with the foregoing formula used for adjusting the exercise price, the target trigger price for potential acceleration of the exercise date, originally set at $17.50, is adjusted to be $6.65, calculated as follows:

$6.65 = $17.50 x $4.9777 / (($16.2324 / 2) + $4.9777)

The NYSE American is expected to announce these changes for the warrant price and the target trigger price for potential acceleration of the exercise date to the market directly.

Additional information including instructions on how to contact the warrant agent or for further information on how to exercise LGL warrants can be found on The LGL Groups website’s Warrant FAQ page or by clicking on the link below.

Warrant FAQ | LGL Group

About The LGL Group, Inc.

In 1917, Lynch Glass Machinery Company, the predecessor of LGL, was formed, and emerged in the late twenties as a successful manufacturer of glass-forming machinery. The company was then renamed Lynch Corporation, and was incorporated in 1928, under the laws of the State of Indiana. In 1946, Lynch was listed on the “New York Curb Exchange,” the predecessor to the NYSE American. LGL Group has a long history of owning and operating various businesses in the precision engineering, manufacturing and communication services and media sectors. LGL is focused on growth through expanding new and existing operations across diverse industries.

LGL’s principal subsidiary, Precise Time and Frequency (“PTF”), is focused on the design and manufacture of high-performance Frequency and Time Reference Standards that form the basis for timing and synchronization in various applications.

For more information on LGL and its products and services, contact Ivan Arteaga at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and LGL’s and Mtron’s future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Ivan Arteaga

The LGL Group, Inc.

iarteaga@lglgroup.com

(407) 298-2000